Exhibit 99.1

Adaptimmune Announces Initiation of Study to Evaluate SPEAR T-Cell Therapy Targeting NY-ESO in Combination with KEYTRUDA® (pembrolizumab) in Multiple Myeloma

PHILADELPHIA, Pa. and OXFORD, UK., May 25, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that it has initiated its study of NY-ESO SPEAR T-cells targeting NY-ESO in combination with KEYTRUDA® (pembrolizumab), an anti-PD-1 inhibitor marketed by Merck & Co., Inc., Kenilworth, NJ, USA (known as MSD outside the US and Canada), in patients with multiple myeloma. This study is now open for enrollment.

This is Adaptimmune’s third clinical trial to initiate within the past month. The Company recently announced the initiation of clinical studies with its wholly-owned SPEAR T-cells targeting AFP in hepatocellular carcinoma, as well as its wholly-owned SPEAR T-cells targeting MAGE-A4 in seven malignant solid tumors.

“We are excited to initiate this study as we have already seen encouraging data in a previous single-agent study of NY-ESO SPEAR T-cells in patients with advanced myeloma in the context of stem cell transplantation,” said Rafael Amado, Adaptimmune’s Chief Medical Officer. “KEYTRUDA has also shown preliminary evidence of activity in multiple myeloma in combination, and there is preclinical evidence to support the view that the combination of NY-ESO SPEAR T-cells and anti-PD-1 therapy may lead to meaningful antitumor activity.”

This is an open-label, randomized pilot study designed to evaluate the safety and anti-tumor activity of Adaptimmune’s NY-ESO therapeutic candidate alone or in combination with KEYTRUDA in patients who are HLA-A*02 positive and have relapsed and refractory multiple myeloma expressing NY-ESO-1 and/or LAGE-1a. The study will enroll up to 20 patients. The primary objective of the study is to evaluate the safety and tolerability of NY-ESO SPEAR T-cell therapy alone or in combination with KEYTRUDA. Additional objectives include anti-tumor activity, persistence of genetically modified cells in the body, and evaluation of the phenotype and functionality of genetically modified cells isolated from peripheral blood or tumor post infusion.

Adaptimmune is developing the NY-ESO SPEAR T-cell program under a strategic collaboration agreement with GSK.

Clinical Trial Collaboration Agreement for use of KEYTRUDA

Adaptimmune has a clinical trial collaboration agreement with Merck & Co., Inc., Kenilworth, NJ, USA for the use of KEYTRUDA in this study. The agreement is between Adaptimmune and Merck & Co., Inc., Kenilworth, NJ, USA, through a subsidiary. Under the agreement, the trial will be sponsored by Adaptimmune. The agreement also includes provision for potential expansion to include Phase III registration studies in the same indication. Additional details were not disclosed.

KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

About Multiple Myeloma

Multiple myeloma is a cancer formed by malignancies of plasma cells, which are found in the bone marrow and are an important part of the immune system. It is estimated that approximately 30,280 new cases of multiple myeloma will be diagnosed in the United States in 2017 (17,490in men and 12,790 in women). Multiple myeloma is characterized by several features, including low blood counts, bone and calcium problems, infections, kidney problems, monoclonal gammopathy, and by the proliferation of malignant plasma cells within bone marrow. The risk of multiple myeloma goes up as people age, and less than one percent of cases are diagnosed in people younger than 35. Most people diagnosed with this cancer are at least 65 years of age.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune has a number of proprietary clinical programs, and is also developing its NY-ESO SPEAR T-cell program under a strategic collaboration and licensing agreement with GlaxoSmithKline. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 10, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts
Investor Relations

Juli P. Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Cell: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com